NEWS RELEASE

	Contacts:	Amir Barash, Vice President-IR Alon USA Energy, Inc. 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/ Sheila Stuewe DRG&L / 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551

Alon USA Reports Fourth Quarter and Full Year 2011 Results

Company schedules conference call for March 9, 2012 at 10:00 a.m. Eastern

DALLAS, TEXAS, March 8, 2012 - Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the quarter and year ended December 31, 2011. All in all, we had a record year on an adjusted EBITDA basis, although net loss available to common stockholders for the fourth quarter of 2011 was $(12.9) million, or $(0.23) per share, compared to net loss available to common stockholders of $(25.1) million, or $(0.46) per share, for the same period last year. Excluding special items, primarily non-cash gains on unrealized commodity swaps, Alon recorded net loss available to common stockholders of $(43.7) million, or $(0.78) per share, for the fourth quarter of 2011, compared to net loss available to common stockholders of $(20.2) million, or $(0.37) per share, for the same period last year.
Net income available to common stockholders for the year ended December 31, 2011 was $42.5 million, or $0.77 per share, compared to net loss available to common stockholders of $(122.9) million, or $(2.27) per share, for the same period last year. Excluding special items, Alon recorded net income available to common stockholders of $30.9 million, or $0.56 per share, for the year ended December 31, 2011, compared to net loss available to common stockholders of $(130.6) million, or $(2.41) per share, for the same period last year.
Paul Eisman, CEO and President, commented, “2011 was an excellent year for our company with adjusted EBITDA over $300 million. In addition to our financial results, we made great strides in 2011 with improvements to our facilities that will benefit us both in 2012 and the years to come.
"At our Big Spring refinery, subsequent to our planned downtime in July to complete maintenance and capital projects, we increased the total throughput rate to over 70,000 barrels per day during the fourth quarter. At the same time, we generated yields of over 100% for the second consecutive quarter.
"At our Krotz Springs refinery, we completed several capital projects during the fourth quarter intended to improve crude slate flexibility, FCC capacity and yields, and jet fuel yield. The Krotz Springs refinery took an opportunistic shutdown in November to begin integrating these upgrades. We have begun to see the benefit of these capital projects in 2012. Additionally, we began receiving WTI priced crudes at Krotz Springs in December 2011, and expect to meet our goal of processing on average 20,000 to 25,000 barrels per day of these crudes in 2012.
"In June 2011 we completed a project to integrate the Bakersfield hydrocracker unit into the California refineries system to increase overall light product yields. Since the completion of the project, we have increased light product yields by approximately 25%. In light of the weak margin environment, we shutdown the California refineries in December to make minor revisions to the hydrocracker in preparation for receiving new crude blends that will further improve the liquid recovery and light product yields of these facilities. We expect to restart the California refineries at the beginning of the second quarter of 2012.
"The high price of crude oils indexed to the WTI price on the Gulf Coast and West Coast together with the reduction in gasoline crack spreads materially affected refining margins during the fourth quarter.
"Our retail and branded marketing segment's wholesale fuel sales performance was impacted by the differential in gasoline prices on the Gulf Coast as compared to the markets in which we operate, but still delivered a strong fourth quarter performance with adjusted EBITDA of $7 million and adjusted EBITDA for the twelve months ended December 31, 2011 of $41 million. Retail fuel sales increased 10% and merchandise sales increased 6% over the same period in 2010.
"In the first quarter of 2012, we expect the average throughput at both our Big Spring and Krotz Springs refineries to each be approximately 70,000 barrels per day."
FOURTH QUARTER 2011
Special items of $(30.8) million for the fourth quarter of 2011 included an after-tax gain of $(8.8) million associated with heating oil crack spread contracts, an after-tax gain of $(21.6) million associated with long-term mark-to-market commodity swaps and an after-tax gain recognized on disposition of assets of $(0.4) million. Special items of $5.0 million for the fourth quarter of 2010 included an after-tax loss of $5.3 million for the unrealized loss associated with consignment inventory and an after-tax gain recognized on disposition of assets of $(0.3) million.
Refinery operating margin at the Big Spring refinery was $14.22 per barrel for the fourth quarter of 2011 compared to $5.16 per barrel for the same period in 2010. This increase is due to higher Gulf Coast 3/2/1 crack spreads and improved operating efficiencies at higher throughputs, partially offset by lower sweet/sour crude oil spreads. Refinery operating margin at the California refineries was $(3.98) per barrel for the fourth quarter of 2011, compared to $2.13 per barrel for the same period in 2010. This decrease is due to lower West Coast 3/1/1/1 crack spreads, partially offset by higher light product yields. Refinery operating margin at the Krotz Springs refinery was $(6.03) per barrel for the fourth quarter of 2011, compared to $4.55 per barrel for the same period in 2010. This decrease is due to lower Gulf Coast 2/1/1 crack spreads.
Combined refinery throughput for the fourth quarter of 2011 averaged 150,996 barrels per day ("bpd"), consisting of 71,700 bpd at the Big Spring refinery, 27,141 bpd at the California refineries, and 52,155 bpd at the Krotz Springs refinery, where throughput was reduced from a planned shutdown, compared to a combined refinery average of 138,783 bpd for the fourth quarter of 2010, consisting of 57,290 bpd at the Big Spring refinery, 11,675 bpd at the California refineries, and 69,818 bpd at the Krotz Springs refinery.
The average Gulf Coast 3/2/1 crack spread was $19.95 per barrel for the fourth quarter of 2011 compared to $8.27 per barrel for the fourth quarter of 2010. The average West Coast 3/1/1/1 crack spread for the fourth quarter of 2011 was $3.58 per barrel compared to $7.56 per barrel for the fourth quarter of 2010. The average Gulf Coast 2/1/1 high sulfur diesel crack spread for the fourth quarter of 2011 was $(1.50) per barrel compared to $7.25 per barrel for the fourth quarter of 2010.
The average sweet/sour spread for the fourth quarter of 2011 was $0.84 per barrel compared to $2.72 per barrel for the same period in 2010. The average WTI to Buena Vista spread for the fourth quarter of 2011 was $(19.80) per barrel compared to $0.47 per barrel for the same period in 2010. The average LLS to WTI spread for the fourth quarter of 2011 was $23.32 per barrel compared to $1.54 per barrel for the same period in 2010.
Asphalt margins for the fourth quarter of 2011 were $65.83 per ton compared to $52.94 per ton for the fourth quarter of 2010. On a cash basis, asphalt margins in the fourth quarter of 2011 were $22.41 per ton compared to $51.13 per ton in the fourth quarter of 2010. This decrease was due primarily to higher crude oil costs without having the ability to increase asphalt sales prices accordingly. The average blended asphalt sales price increased 15.4% from $475.56 per ton in the fourth quarter of 2010 to $548.87 per ton in the fourth quarter of 2011 and the average non-blended asphalt sales price increased 4.6% from $287.35 per ton in the fourth quarter of 2010 to $300.50 per ton in the fourth quarter of 2011. The average price of Buena Vista crude increased 34.6% from $84.60 per barrel in the fourth quarter of 2010 to $113.83 per barrel in the fourth quarter of 2011.
Retail fuel sales volume increased by 9.1% from 37.3 million gallons in the fourth quarter of 2010 to 40.7 million gallons in the fourth quarter of 2011. Branded fuel sales volume increased by 8.3% from 88.9 million gallons in the fourth quarter of 2010 to 96.3 million gallons in the fourth quarter of 2011. Adjusted EBITDA for our retail and branded marketing segment was $7.2 million for the fourth quarter of 2011 compared to adjusted EBITDA of $8.5 million for the same period in 2010.
YEAR-TO-DATE 2011
Special items of $(11.7) million for 2011 included an after-tax loss of $23.9 million associated with heating oil crack spread contracts, an after-tax gain of $(21.6) million associated with long-term mark-to-market commodity swaps, an after-tax gain of $(13.5) million associated with a reduction in system inventories and an after-tax gain on disposition of assets of $(0.5) million. Special items of $(7.7) million for 2010 included a $(16.3) million gain on bargain purchase recognized from the Bakersfield refinery acquisition, an after-tax loss of $5.3 million for the unrealized loss associated with consignment inventory, an after-tax loss of $3.9 million for the write-off of debt issuance costs associated with our prepayment of the Alon Refining Krotz Springs revolving credit facility and an after-tax gain on disposition of assets of $(0.6) million.

Refinery operating margin at the Big Spring refinery was $18.84 per barrel for 2011 compared to $6.03 per barrel for 2010. This increase is due to higher Gulf Coast 3/2/1 crack spreads and improved operating efficiencies at higher throughput rates. Refinery operating margin at the California refineries was $(1.31) per barrel for 2011 compared to $1.08 per barrel for 2010. This decrease reflects the impact of the California refineries' shutdown until its restart in late March 2011 offset by higher West Coast 3/1/1/1 crack spreads and light product yields. Refinery operating margin at the Krotz Springs refinery was $3.05 per barrel for 2011 compared to $2.24 per barrel for 2010. This increase reflects the effects of the refinery being down for the first five months of 2010 and the increase in the Gulf Coast 2/1/1 high sulfur diesel crack spread.
Combined refinery throughput for 2011 averaged 146,149 bpd, consisting of 63,614 bpd at the Big Spring refinery, 22,815 bpd at the California refineries and 59,720 bpd at the Krotz Springs refinery, where throughput was reduced during the second quarter of 2011 due to flooding in Louisiana and the impact on crude oil supply to the refinery, compared to 105,868 bpd in 2010, consisting of 49,028 bpd at the Big Spring refinery, 17,596 bpd at the California refineries, and 39,244 bpd at the Krotz Springs refinery.
The average Gulf Coast 3/2/1 crack spread for 2011 was $23.37 per barrel compared to $8.22 per barrel for 2010. The average West Coast 3/1/1/1 crack spread for 2011 was $9.20 per barrel compared to $8.34 per barrel for 2010. The average Gulf Coast 2/1/1 high sulfur diesel crack spread for 2011 was $7.00 per barrel compared to $5.26 per barrel for 2010.
The average sweet/sour spread for 2011 was $2.06 per barrel compared to $2.15 per barrel for 2010. The average WTI to Buena Vista spread for 2011 was $(13.36) per barrel compared to $1.33 per barrel for 2010. The average LLS to WTI spread for 2011 was $16.76 per barrel compared to $2.49 per barrel for 2010.
Asphalt margins in 2011 decreased to $26.99 per ton compared to $51.06 per ton in 2010. On a cash basis, asphalt margins in 2011 were $14.97 per ton compared to $53.83 per ton in 2010. This decrease was due primarily to higher crude oil costs without having the ability to increase asphalt sales prices accordingly. The average blended asphalt sales price increased 13.4% from $477.26 per ton in 2010 to $541.44 per ton in 2011 and the average non-blended asphalt sales price increased 0.2% from $326.16 per ton in 2010 to $326.69 per ton in 2011. The average price for Buena Vista crude increased 38.9%, from $78.08 per barrel in 2010 to $108.43 per barrel in 2011.
Retail fuel sales volume increased by 10.2% from 142.2 million gallons in 2010 to 156.7 million gallons in 2011. Branded fuel sales volume increased by 15.5% from 318.9 million gallons in 2010 to 368.4 million gallons in 2011. Adjusted EBITDA for our retail and branded marketing segment was $40.5 million for 2011 compared to $33.0 million for 2010.
CONFERENCE CALL
The Company has scheduled a conference call for Friday, March 9, 2012, at 10:00 a.m. Eastern, to discuss the fourth quarter 2011 results. To access the call, please dial 877-941-0844, or 480-629-9835, for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Alon corporate website, http://www.alonusa.com, by logging onto that site and clicking “Investors”. A telephonic replay of the conference call will be available through March 23, 2012, and may be accessed by calling 800-406-7325, or 303-590-3030, for international callers, and using the passcode 4510312#. A web cast archive will also be available at http://www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&L at 713-529-6600 or email dmw@drg-l.com.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns four crude oil refineries in Texas, California, Louisiana and Oregon, with an aggregate crude oil throughput capacity of approximately 250,000 barrels per day. Alon is a leading producer of asphalt, which it markets through its asphalt terminals predominately in the Western United States. Alon is the largest 7-Eleven licensee in the United States and operates more than 300 convenience stores in Texas and New Mexico. Alon markets motor fuel products under the FINA brand at these locations and at over 600 distributor-serviced locations.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.
- Tables to follow -

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA
(ALL INFORMATION IN THIS PRESS RELEASE EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2010, AND INCOME STATEMENT DATA FOR THE YEAR ENDED DECEMBER 31, 2010, IS UNAUDITED)
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(dollars in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$1,882,869	$1,362,500	$7,186,257	$4,030,743
Operating costs and expenses:
Cost of sales	1,745,274	1,268,825	6,462,947	3,712,358
Direct operating expenses	83,190	57,117	285,666	249,933
Selling, general and administrative expenses (2)	35,527	32,081	143,122	128,082
Depreciation and amortization (3)	33,684	23,625	113,730	102,096
Total operating costs and expenses	1,897,675	1,381,648	7,005,465	4,192,469
Gain on disposition of assets	568	471	729	945
Operating income (loss)	(14,238)	(18,677)	181,521	(160,781)
Interest expense (4)	(24,530)	(22,528)	(88,310)	(94,939)
Equity earnings of investees	1,353	469	5,128	5,439
Gain on bargain purchase (5)	—	—	—	17,480
Other income (loss), net (6)	15,392	(3,629)	(35,673)	9,716
Income (loss) before income tax expense (benefit)	(22,023)	(44,365)	62,666	(223,085)
Income tax expense (benefit)	(8,034)	(16,801)	18,918	(90,512)
Net income (loss)	(13,989)	(27,564)	43,748	(132,573)
Net income (loss) attributable to non-controlling interest	(1,076)	(2,417)	1,241	(9,641)
Net income (loss) available to common stockholders	$(12,913)	$(25,147)	$42,507	$(122,932)
Earnings (loss) per share, basic	$(0.23)	$(0.46)	$0.77	$(2.27)
Weighted average shares outstanding, basic (in thousands)	55,853	54,215	55,431	54,186
Earnings (loss) per share, diluted	$(0.23)	$(0.46)	$0.69	$(2.27)
Weighted average shares outstanding, diluted (in thousands)	55,853	54,215	61,401	54,186
Cash dividends per share	$0.04	$0.04	$0.16	$0.16
CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$11,198	$58,605	$69,560	$21,330
Investing activities	(22,412)	(25,707)	(126,542)	(40,925)
Financing activities	(7,321)	(846)	142,361	50,845
OTHER DATA:
Adjusted net income (loss) available to common stockholders (7)	$(43,656)	$(20,155)	$30,850	$(130,603)
Adjusted earnings (loss) per share (7)	(0.78)	(0.37)	0.56	(2.41)
Adjusted EBITDA (8)	20,810	1,317	300,257	(44,475)
Capital expenditures (9)	21,505	26,181	112,625	46,707
Capital expenditures for turnaround and chemical catalyst	2,739	463	9,734	13,131

	December 31, 2011	December 31, 2010
BALANCE SHEET DATA (end of period):	(dollars in thousands)
Cash and cash equivalents	$157,066	$71,687
Working capital	99,452	990
Total assets	2,330,382	2,088,521
Total debt	1,050,196	916,305
Total equity	395,784	341,767

REFINING AND UNBRANDED MARKETING SEGMENT
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (10)	$1,747,788	$1,223,266	$6,544,913	$3,454,115
Operating costs and expenses:
Cost of sales	1,660,117	1,173,487	5,996,772	3,311,771
Direct operating expenses	72,804	46,282	243,018	205,838
Selling, general and administrative expenses	7,261	5,399	32,207	22,764
Depreciation and amortization	24,169	18,251	88,968	80,401
Total operating costs and expenses	1,764,351	1,243,419	6,360,965	3,620,774
Gain on disposition of assets	—	659	12	659
Operating income (loss)	$(16,563)	$(19,494)	$183,960	$(166,000)
KEY OPERATING STATISTICS:
Per barrel of throughput:
Refinery operating margin – Big Spring (11)	14.22	5.16	18.84	6.03
Refinery operating margin – CA Refineries (11)	(3.98)	2.13	(1.31)	1.08
Refinery operating margin – Krotz Springs (11)	(6.03)	4.55	3.05	2.24
Refinery direct operating expense – Big Spring (12)	3.87	3.78	4.25	5.06
Refinery direct operating expense – CA Refineries (12)	10.15	8.10	7.32	7.73
Refinery direct operating expense – Krotz Springs (12)	4.56	2.56	3.67	4.36
Capital expenditures	14,548	22,902	90,667	38,136
Capital expenditures for turnaround and chemical catalyst	2,739	463	9,734	13,131
PRICING STATISTICS:
WTI crude oil (per barrel)	$94.03	$85.07	$95.07	$79.41
WTS crude oil (per barrel)	93.19	82.35	93.01	77.26
Buena Vista crude oil (per barrel)	113.83	84.60	108.43	78.08
LLS crude oil (per barrel)	112.41	81.33	110.98	80.61
Crack spreads (3/2/1) (per barrel):
Gulf Coast (13)	$19.95	$8.27	$23.37	$8.22
Crack spreads (3/1/1/1) (per barrel):
West Coast (13)	3.58	7.56	9.20	8.34
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel (13)	$(1.50)	$7.25	$7.00	$5.26
Crude oil differentials (per barrel):
WTI less WTS (14)	$0.84	$2.72	$2.06	$2.15
WTI less Buena Vista (14)	(19.80)	0.47	(13.36)	1.33
LLS less WTI (14)	23.32	1.54	16.76	2.49
Product prices (dollars per gallon):
Gulf Coast unleaded gasoline	$2.59	$2.16	$2.75	$2.05
Gulf Coast ultra-low sulfur diesel	2.96	2.34	2.97	2.16
Gulf Coast high sulfur diesel	2.93	2.31	2.91	2.10
West Coast LA CARBOB (unleaded gasoline)	2.80	2.31	2.89	2.21
West Coast LA ultra-low sulfur diesel	3.06	2.41	3.05	2.21
Natural gas (per MMBTU)	3.48	3.98	4.03	4.38

THROUGHPUT AND PRODUCTION DATA: BIG SPRING REFINERY	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2011		2010		2011		2010
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Sour crude	57,335	80.0	46,808	81.7	51,202	80.4	39,349	80.2
Sweet crude	11,306	15.8	8,079	14.1	10,023	15.8	7,288	14.9
Blendstocks	3,059	4.2	2,403	4.2	2,389	3.8	2,391	4.9
Total refinery throughput (15)	71,700	100.0	57,290	100.0	63,614	100.0	49,028	100.0
Refinery production:
Gasoline	37,443	52.1	29,160	51.1	31,105	49.1	24,625	50.7
Diesel/jet	23,035	32.0	19,227	33.7	20,544	32.3	15,869	32.7
Asphalt	4,638	6.4	3,392	5.9	4,539	7.1	2,827	5.8
Petrochemicals	4,354	6.1	3,755	6.6	3,837	6.0	2,939	6.0
Other	2,452	3.4	1,513	2.7	3,488	5.5	2,341	4.8
Total refinery production (16)	71,922	100.0	57,047	100.0	63,513	100.0	48,601	100.0
Refinery utilization (17)		98.1%		78.4%		90.8%		68.2%

THROUGHPUT AND PRODUCTION DATA: CALIFORNIA REFINERIES	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2011		2010		2011		2010
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Medium sour crude	8,778	32.4	1,828	15.7	5,677	24.9	3,502	19.9
Heavy crude	15,720	57.9	9,553	81.8	14,962	65.6	13,688	77.8
Blendstocks	2,643	9.7	294	2.5	2,176	9.5	406	2.3
Total refinery throughput (15)	27,141	100.0	11,675	100.0	22,815	100.0	17,596	100.0
Refinery production:
Gasoline	6,350	23.8	1,861	16.4	4,969	22.0	2,629	15.4
Diesel/jet	10,601	39.6	2,623	23.1	7,938	35.1	3,704	21.6
Asphalt	7,154	26.8	4,034	35.5	6,632	29.4	5,919	34.6
Light unfinished	—	—	—	—	—	—	—	—
Heavy unfinished	1,790	6.7	2,656	23.4	2,292	10.2	4,483	26.2
Other	816	3.1	176	1.6	735	3.3	372	2.2
Total refinery production (16)	26,711	100.0	11,350	100.0	22,566	100.0	17,107	100.0
Refinery utilization (17)		33.8%		23.7%		28.5%		25.9%

THROUGHPUT AND PRODUCTION DATA: KROTZ SPRINGS REFINERY	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2011		2010		2011		2010
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Light sweet crude	42,079	80.7	45,621	65.3	47,177	79.0	23,810	60.7
Heavy sweet crude	9,649	18.5	23,236	33.3	11,802	19.8	14,535	37.0
Blendstocks	427	0.8	961	1.4	741	1.2	899	2.3
Total refinery throughput (15)	52,155	100.0	69,818	100.0	59,720	100.0	39,244	100.0
Refinery production:
Gasoline	21,733	41.0	27,956	39.9	24,852	41.4	15,812	40.1
Diesel/jet	23,515	44.3	34,940	49.8	27,436	45.6	18,986	48.2
Heavy Oils	3,873	7.3	1,746	2.5	2,904	4.8	1,515	3.8
Other	3,930	7.4	5,489	7.8	4,914	8.2	3,107	7.9
Total refinery production (16)	53,051	100.0	70,131	100.0	60,106	100.0	39,420	100.0
Refinery utilization (17)		70.7%		82.9%		77.9%		46.1%

ASPHALT SEGMENT
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(dollars in thousands, except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales	$119,414	$82,619	$554,549	$399,334
Operating costs and expenses:
Cost of sales (18)	103,484	72,772	524,964	355,272
Direct operating expenses	10,386	10,835	42,648	44,095
Selling, general and administrative expenses	1,247	981	5,080	5,542
Depreciation and amortization	1,377	1,727	6,376	6,875
Total operating costs and expenses	116,494	86,315	579,068	411,784
Operating income (loss)	$2,920	$(3,696)	$(24,519)	$(12,450)
KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (19)	188	155	915	780
Non-blended asphalt sales volume (tons in thousands) (20)	54	31	181	83
Blended asphalt sales price per ton (19)	$548.87	$475.56	$541.44	$477.26
Non-blended asphalt sales price per ton (20)	300.50	287.35	326.69	326.16
Asphalt margin per ton (21)	65.83	52.94	26.99	51.06
Capital expenditures	$1,767	$566	$3,225	$1,557

RETAIL AND BRANDED MARKETING SEGMENT
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$353,994	$291,387	$1,437,449	$1,044,851
Operating costs and expenses:
Cost of sales (18)	320,000	257,338	1,291,865	912,872
Selling, general and administrative expenses	26,831	25,513	105,083	99,024
Depreciation and amortization (3)	7,424	3,231	16,461	13,440
Total operating costs and expenses	354,255	286,082	1,413,409	1,025,336
Gain (loss) on disposition of assets	568	(188)	717	286
Operating income	$307	$5,117	$24,757	$19,801
KEY OPERATING STATISTICS:
Branded fuel sales (thousands of gallons) (22)	96,320	88,904	368,421	318,935
Branded fuel margin (cents per gallon) (22)	3.2	4.9	4.5	6.2
Number of stores (end of period)	302	304	302	304
Retail fuel sales (thousands of gallons)	40,731	37,273	156,662	142,155
Retail fuel sales (thousands of gallons per site per month)	45	41	43	39
Retail fuel margin (cents per gallon) (23)	15.7	14.8	16.4	12.9
Retail fuel sales price (dollars per gallon) (24)	$3.24	$2.76	$3.41	$2.70
Merchandise sales	$72,421	$70,014	$298,233	$281,674
Merchandise sales (per site per month)	$80	$77	$82	$77
Merchandise margin (25)	32.0%	32.4%	32.8%	31.9%
Capital expenditures	$4,922	$2,530	$17,193	$4,679
________________

(1)
Includes excise taxes on sales by the retail and branded marketing segment of $15,799 and $14,409 for the three months ended December 31, 2011 and 2010, respectively, and $60,686 and $54,930 for the year ended December 31, 2011 and 2010, respectively. Net sales also includes net royalty and related net credit card fees of $1,349 and $1,529 for the three months ended December 31, 2011 and 2010, respectively, and $5,526 and $4,221 for the year ended December 31, 2011 and 2010, respectively.

(2)
Includes corporate headquarters selling, general and administrative expenses of $188 and $188 for the three months ended December 31, 2011 and 2010, respectively, and $752 and $752 for the year ended December 31, 2011 and 2010, respectively, which are not allocated to our three operating segments. The increase in consolidated selling, general and administrative expenses for the year ended December 31, 2011 compared to the year ended December 31, 2010 is primarily due to increased employee related costs, $6,026 related to the retail and branded marketing segment and $3,476 related to net bad debt recoveries and insurance premium refunds in the year ended December 31, 2010.

(3)
Includes corporate depreciation and amortization of $714 and $416 for the three months ended December 31, 2011 and 2010, respectively, and $1,925 and $1,380 for the year ended December 31, 2011 and 2010, respectively, which are not allocated to our three operating segments. In the retail and branded marketing segment for the three months and year ended December 31, 2011, depreciation and amortization includes $4,625 for the write-off of deferred costs.

(4)
Interest expense of $94,939 for the year ended December 31, 2010, includes a charge of $6,659 for the write-off of debt issuance costs associated with our prepayment of the Alon Refining Krotz Springs, Inc. revolving credit facility.

(5)
In connection with the Bakersfield refinery acquisition in 2010, the acquisition date fair value of the identifiable net assets acquired exceeded the fair value of the consideration transferred, resulting in a $17,480 bargain purchase gain.

(6)
Other income (loss), net for the three months and year ended December 31, 2011 and the three months ended December 31, 2010 is substantially the gain (loss) on heating oil crack spread contracts. Other income (loss), net for the year ended December 31, 2010 also includes a gain from the sale of our investment in Holly Energy Partners.

(7)
The following table provides a reconciliation of net income (loss) available to common stockholders under United States generally accepted accounting principles (“GAAP”) to adjusted net income (loss) available to common stockholders utilized in determining adjusted earnings (loss) per share, excluding the after-tax loss on write-off of unamortized debt issuance costs, after-tax (gain) loss on heating oil crack spread contracts, after-tax unrealized loss associated with consignment inventory, after-tax gain on long-term mark-to-market commodity swaps, after-tax gain from reduction in system inventories, gain on bargain purchase and after-tax gain on disposition of assets. Our management believes that the presentation of adjusted net income (loss) available to common stockholders and adjusted earnings (loss) per share, excluding these items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company's operating results.

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(dollars in thousands)
Net income (loss) available to common stockholders	$(12,913)	$(25,147)	$42,507	$(122,932)
Plus: Write-off of unamortized debt issuance costs, net of tax	—	—	—	3,865
Plus: (Gain) loss on heating oil crack spread contracts, net of tax	(8,803)	—	23,894	—
Plus: Unrealized loss associated with consignment inventory, net of tax	—	5,268	—	5,268
Less: Gain on long-term mark-to-market commodity swaps, net of tax	(21,563)	—	(21,563)	—
Less: Gain from reduction in system inventories, net of tax	—	—	(13,508)	—
Less: Gain on bargain purchase	—	—	—	(16,253)
Less: Gain on disposition of assets, net of tax	(377)	(276)	(480)	(551)
Adjusted net income (loss) available to common stockholders	$(43,656)	$(20,155)	$30,850	$(130,603)
Adjusted earnings (loss) per share	$(0.78)	$(0.37)	$0.56	$(2.41)

(8)
Adjusted EBITDA represents earnings before net income (loss) attributable to non-controlling interest, income tax expense, interest expense, depreciation and amortization, gain on bargain purchase, gain on disposition of assets and (gain) loss on heating oil crack spread contracts. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of net income (loss) attributable to non-controlling interest, income tax expense, interest expense, gain on bargain purchase, gain on disposition of assets, (gain) loss on heating oil crack spread contracts and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income (loss) available to common stockholders to Adjusted EBITDA for the three months and years ended December 31, 2011 and 2010, respectively:

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(dollars in thousands)
Net income (loss) available to common stockholders	$(12,913)	$(25,147)	$42,507	$(122,932)
Net income (loss) attributable to non-controlling interest	(1,076)	(2,417)	1,241	(9,641)
Income tax expense (benefit)	(8,034)	(16,801)	18,918	(90,512)
Interest expense	24,530	22,528	88,310	94,939
Depreciation and amortization	33,684	23,625	113,730	102,096
Gain on bargain purchase	—	—	—	(17,480)
Gain on disposition of assets	(568)	(471)	(729)	(945)
(Gain) loss on heating oil crack spread contracts	(14,813)	—	36,280	—
Adjusted EBITDA	$20,810	$1,317	$300,257	$(44,475)
Adjusted EBITDA for our retail and branded marketing segment is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry but is also subject to many of the limitations discussed above; therefore, Adjusted EBITDA for our retail and branded marketing segment should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. The following table reconciles operating income to Adjusted EBITDA for our retail and branded marketing segment for the three months and years ended December 31, 2011 and 2010, respectively:

RETAIL AND BRANDED MARKETING SEGMENT	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(dollars in thousands)
Operating income	$307	$5,117	$24,757	$19,801
Depreciation and amortization	7,424	3,231	16,461	13,440
(Gain) loss on disposition of assets	(568)	188	(717)	(286)
Adjusted EBITDA	$7,163	$8,536	$40,501	$32,955

(9)
Includes corporate capital expenditures of $268 and $183 for the three months ended December 31, 2011 and 2010, respectively, and $1,540 and $2,335 for the years ended December 31, 2011 and 2010, respectively, which are not allocated to our three operating segments.

(10)
Net sales include intersegment sales to our asphalt and retail and branded marketing segments at prices which approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(11)
Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of substantial unrealized hedge positions and inventory adjustments related to acquisitions) attributable to each refinery by the refinery's throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry.

The refinery operating margin for the year ended December 31, 2011, excludes a benefit from inventory reductions of $22,460. The refinery operating margin for the three months and year ended December 31, 2011, for the Krotz Springs refinery excludes unrealized hedging gains of $32,742. The refinery operating margin for the three months and year ended December 31, 2010, excludes an unrealized loss associated with consignment inventory of $8,942. The refinery operating margin for the year ended December 31, 2010, excludes a benefit of $4,515 to cost of sales for inventory adjustments related to the Bakersfield refinery acquisition.

(12)
Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring, California, and Krotz Springs refineries, exclusive of depreciation and amortization, by the applicable refinery’s total throughput volumes. Direct operating expenses related to the period prior to the start-up of the Bakersfield refinery of $3,356 for the year ended December 31, 2011 and $1,251 and $3,373 for the three months and year ended December 31, 2010, respectively, have been excluded from the per barrel measurement calculation.

(13)
We compare our Big Spring refinery's per barrel operating margin to the Gulf Coast 3/2/1 crack spread. A 3/2/1 crack spread is calculated assuming that three barrels of a benchmark crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. We calculate the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and ultra-low sulfur diesel and the market value of West Texas Intermediate, or WTI, a light, sweet crude oil.

We compare our California refineries' per barrel operating margin to the West Coast 3/1/1/1 crack spread. A 3/1/1/1 crack spread is calculated assuming that three barrels of a benchmark crude oil are converted into one barrel of gasoline, one barrel of diesel and one barrel of fuel oil. We calculate the West Coast 3/1/1/1 crack spread using the market values of West Coast LA CARBOB pipeline gasoline, LA ultra-low sulfur pipeline diesel, and LA 380 pipeline CST (fuel oil) and the market value of Buena Vista crude oil.
We compare our Krotz Springs refinery's per barrel operating margin to the Gulf Coast 2/1/1 crack spread. A 2/1/1 crack spread is calculated assuming that two barrels of a benchmark crude oil are converted into one barrel of gasoline and one barrel of diesel. We calculate the Gulf Coast 2/1/1 crack spread using the market values of Gulf Coast conventional gasoline and Gulf Coast high sulfur diesel and the market value of Light Louisiana Sweet, LLS, crude oil.

(14)
The WTI/WTS, or sweet/sour, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil. The WTI less Buena Vista spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of Buena Vista crude oil. The LLS less WTI spread represents the differential between the average value per barrel of LLS crude oil and the average value per barrel of WTI crude oil.

(15)
Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process. The throughput data of the California refineries for the year ended December 31, 2011, reflects substantially eight months of operations due to the integration during the first three months of the year and revisions in December to the Bakersfield hydrocracker unit. The throughput data of the California refineries for the year ended December 31, 2010, reflects eleven months of throughput data as the California refineries were shutdown in December to redeploy resources for the integration of the Bakersfield refinery acquired in June 2010. The throughput data of the Krotz Springs refinery for the year ended December 31, 2011, reflects approximately a one month shutdown due to flooding in Louisiana and the impact on crude supply to the refinery and a two week shutdown in November for the tie-in of capital projects work. The throughput data of the Krotz Springs refinery for the year ended December 31, 2010, reflects substantially seven months of operations beginning in June 2010 due to the restart after major turnaround activity.

(16)
Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refineries.

(17)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

(18)
Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and unbranded marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(19)	Blended asphalt represents base asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(20)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(21)
Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

(22)
Branded fuel sales represent branded fuel sales to our wholesale marketing customers that are primarily supplied by the Big Spring refinery. The branded fuels that are not supplied by the Big Spring refinery are obtained from third-party suppliers. The branded fuel margin represents the margin between the net sales and cost of sales attributable to our branded fuel sales volume, expressed on a cents-per-gallon basis.

(23)
Retail fuel margin represents the difference between motor fuel sales revenue and the net cost of purchased motor fuel, including transportation costs and associated motor fuel taxes, expressed on a cents-per-gallon basis. Motor fuel margins are frequently used in the retail industry to measure operating results related to motor fuel sales.

(24)	Retail fuel sales price per gallon represents the average sales price for motor fuels sold through our retail convenience stores.

(25)
Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.